EXHIBIT 4.2

THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144(K), OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

SUBJECT TO THE PROVISIONS OF SECTION 8(b) HEREOF, THIS WARRANT SHALL BE VOID AFTER 5:00 P.M. EASTERN TIME ON FEBRUARY __, 2011 (the “EXPIRATION DATE”).

No. WB2006-_

CAPRIUS, INC.

SERIES B WARRANT TO PURCHASE _________ SHARES OF
COMMON STOCK, PAR VALUE $0.01 PER SHARE

For VALUE RECEIVED, ____________________________________ (“Warrantholder”), is entitled to purchase, subject to the provisions of this Warrant, from Caprius, Inc., a Delaware corporation (the “Company”), at any time from and after the date hereof (the “Initial Exercise Date”) and not later than 5:00 P.M., Eastern time, on the Expiration Date (as defined above), at an exercise price per share equal to $2.00 (the exercise price in effect being herein called the “Warrant Price”),            shares (“Warrant Shares”) of the Company’s Common Stock, par value $0.01 per share (“Common Stock”). The number of Warrant Shares purchasable upon exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time as described herein.

This Warrant is one of a series (the “Series B”) of Warrants initially issued for an aggregate of          shares of Common Stock as part of a private placement by the Company of           shares of Series D Convertible Preferred Stock, Series A Warrants for the purchase of _____ shares of Common Stock, and the Series B Warrants, pursuant to a Purchase Agreement, dated as of February 14, 2006, among the Company and the purchasers signatory thereto (the “Purchase Agreement”).

Section 1. Registration. The Company shall maintain books for the transfer and registration of the Warrant. Upon the initial issuance of this Warrant, the Company shall issue and register the Warrant in the name of the Warrantholder.

Section 2. Transfers. As provided herein, this Warrant may be transferred only pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration. Subject to such restrictions, the

Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company, including, if required by the Company, an opinion of its counsel to the effect that such transfer is exempt from the registration requirements of the Securities Act, to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

Section 3. Exercise of Warrant. (a)  Exercise. Subject to the provisions hereof, the Warrantholder may exercise this Warrant in whole or in part at any time from and after the Initial Exercise Date and not later than 5:00 P.M., Eastern time, on the Expiration Date upon surrender of the Warrant, together with delivery of the duly executed Warrant Exercise Form attached hereto as Appendix A and payment by cash, certified check or wire transfer of funds (or, in certain circumstances, by cashless exercise as provided in subsection (b) below) for the aggregate Warrant Price for that number of Warrant Shares then being purchased, to the Company during normal business hours on any business day at the Company’s principal executive offices (or such other office or agency of the Company as it may designate by notice to the Warrantholder). The Warrant Shares so purchased shall be deemed to be issued to the Warrantholder or the Warrantholder’s designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been duly surrendered (or evidence of loss, theft or destruction thereof and security or indemnity satisfactory to the Company), the Warrant Price shall have been paid and the completed Warrant Exercise Form shall have been delivered. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Warrant Exercise Form, shall be delivered to the Warrantholder within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised (the “Warrant Share Delivery Date”). The certificates so delivered shall be in such denominations as may be requested by the Warrantholder and shall be registered in the name of the Warrantholder or such other name as shall be designated by the Warrantholder. The Company shall pay to the Warrantholder, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Warrant Shares to be issued (based on the Market Price (as defined herein) of the Common Stock on the date the Warrants together with the executed Warrant Exercise Form are received for exercise by the Company’s transfer agent), $15 per business day for each business day after the Warrant Share Delivery Date until such certificate is delivered, provided, however, that the certificate for the Warrant Shares is to be registered in the name of the Warrantholder. Nothing herein shall limit the Warrantholder’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Warrant Shares, and the Warrantholder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree or specific performance and/or injunctive relief. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, within four (4) business days of exercise, deliver to the Warrantholder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised. As used herein, “business day” means a day, other than a Saturday or Sunday, on which banks in New York City are open for the general transaction of business. Each exercise hereof shall constitute the re-affirmation by the Warrantholder that the representations and warranties contained in

 Section 5 of the Purchase Agreement (as defined below) are true and correct in all material respects with respect to the Warrantholder as of the time of such exercise.

(b) Cashless Exercise. (i) Notwithstanding any other provision contained herein to the contrary, the Warrantholder may elect to receive, without the payment by the Warrantholder of the aggregate Warrant Price in respect of the shares of Common Stock to be acquired, shares of Common Stock equal to the value of this Warrant or any portion hereof by the surrender of this Warrant (or such portion of this Warrant being so exercised) together with the Net Issue Election Notice annexed hereto as Appendix B duly executed, at the office of the Company. The Net Issue Election Notice must be received by the Company not more than five (5) business days after the date the election is made. Thereupon, the Company shall issue to the Warrantholder such number of fully paid, validly issued and nonassessable shares of Common Stock as is computed using the following formula:

X = Y (A - B)
A
where

X = the number of shares of Common Stock which the Warrantholder has then requested be issued to the Warrantholder;

Y = the total number of shares of Common Stock covered by this Warrant which the Warrantholder has surrendered at such time for cashless exercise (including both shares to be issued to the Warrantholder and shares to be canceled as payment therefor);

A = the average closing “Market Price” of one share of Common Stock for the five (5) consecutive business days preceding the date the net issue election is made; and

B = the Warrant Price in effect under this Warrant at the time the net issue election is made.

(ii) For the purposes of this Agreement, “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the National Association of Securities Dealers, Inc. OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the closing sale price of one share of Common Stock on Nasdaq, the Bulletin Board or such other exchange or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of one share of Common Stock as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company and the Warrantholder. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Warrantholder prior to the exercise hereunder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company. In the event that the Board of Directors of the Company and the Warrantholder are unable to agree upon the fair market value, the Company and the Warrantholder shall jointly select an appraiser, who is experienced in such matters. The decision of such appraiser shall be final and conclusive, and the cost of such appraiser shall be borne equally by the Company and the Warrantholder. Such adjustment shall be made successively whenever such a payment date is fixed.

(c) Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the Warrant Shares pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

(d) Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to this Section or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Warrant Exercise Form, such Holder (together with such Holder’s Affiliates, and any other person or entity acting as a group together with such Holder or any of such Holder’s Affiliates), as set forth on the applicable Warrant Exercise Form, would beneficially own in excess of the Beneficial Ownership Limitation (as defined below), excluding any Holder which, together with its affiliates, is a beneficial owner of more than 5% of the Company’s Common Stock (calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder) immediately prior to the Initial Exercise Date.  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its

Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (A) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by such Holder or any of its Affiliates and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Preferred Stock or Warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by a Holder that the Company is not representing to such Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and such Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder together with any Affiliates) and of which a portion of this Warrant is exercisable shall be in the sole discretion of a Holder, and the submission of a Warrant Exercise Form shall be deemed to be each Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by such Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-QSB or Form 10-KSB, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The Beneficial Ownership Limitation provisions of this Section 3(d) may be waived by such Holder, at the election of such Holder, upon not less than sixty-one (61) days’ prior notice to the Company to change the Beneficial Ownership Limitation to 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant, and the provisions of this Section 3(d) shall continue to apply. Upon such a change by a Holder of the Beneficial Ownership Limitation from such 4.99% limitation to such 9.99% limitation, the Beneficial Ownership Limitation may not be further waived by such Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial

Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 4. Compliance with the Securities Act of 1933. Except as provided in the Purchase Agreement, the Company may cause the legend set forth on the first page of this Warrant to be set forth on each Warrant or similar legend on any security issued or issuable upon exercise of this Warrant, unless counsel for the Company is of the opinion as to any such security that such legend is unnecessary.

Section 5. Payment of Taxes. The Company will pay any documentary stamp taxes attributable to the initial issuance of Warrant Shares issuable upon the exercise of the Warrant; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for Warrant Shares in a name other than that of the Warrantholder in respect of which such shares are issued, and in such case, the Company shall not be required to issue or deliver any certificate for Warrant Shares or any Warrant until the person requesting the same has paid to the Company the amount of such tax or has established to the Company’s reasonable satisfaction that such tax has been paid. The Warrantholder shall be responsible for income taxes due under federal, state or other law, if any such tax is due.

Section 6. Mutilated or Missing Warrants. In case this Warrant shall be mutilated, lost, stolen, or destroyed, the Company shall issue in exchange and substitution of and upon cancellation of the mutilated Warrant, or in lieu of and substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and for the purchase of a like number of Warrant Shares, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction of the Warrant, and with respect to a lost, stolen or destroyed Warrant, reasonable indemnity or bond with respect thereto, if requested by the Company.

Section 7. Reservation of Common Stock. The Company hereby represents and warrants that there have been reserved, and the Company shall at all applicable times keep reserved until issued (if necessary) as contemplated by this Section 7, out of the authorized and unissued shares of Common Stock, sufficient shares to provide for the exercise of the rights of purchase represented by this Warrant. The Company agrees that all Warrant Shares issued upon due exercise of the Warrant shall be, at the time of delivery of the certificates for such Warrant Shares, duly authorized, validly issued, fully paid and non-assessable shares of Common Stock of the Company.

Section 8. Adjustments. Subject and pursuant to the provisions of this Section 8, the Warrant Price and number of Warrant Shares subject to this Warrant shall be subject to adjustment from time to time as set forth hereinafter.

(a) Notwithstanding the initial Warrant Price of $2.00 per share (the “Initial Warrant Price”) in the event that during the 2006 calendar year the Company and its Subsidiaries do not receive bona fide purchase orders, commitments, contracts or lease arrangements (provided that such purchase orders, commitments, contracts or lease arrangements are not terminable at the election of the other party) (collectively “Orders”) from customers, including distributors, for 150 Sterimed or Sterimed Junior Units (the “Units”) (the “Milestone Amount”), as of January 1, 2007, the Initial Warrant Price shall be reduced by $0.05 for each block of ten Units under the Milestone Amount, up to a maximum reduction of $0.75, which amounts are subject to adjustment pursuant to Subsections (b) and (c) of this Section 8. For example, should only 128 Units be subject to Orders, as of January 1, 2007, the Initial Warrant Price would be reduced by $.15 to $1.85 per share, subject to calculation by reason of any adjustment prior to January 1, 2007 under this Section 8. For purposes of calculating the Units under this Subsection, at least 15 Units must be the Sterimed, and if at least 15 Sterimeds are subject to Orders, each additional Order for the Sterimed shall count as the equivalent of two Sterimed Juniors. The calculation of Orders shall not be subject to the principles followed by the Company in recognition of revenues for its financial reporting.

(b) If the Company shall, at any time or from time to time while this Warrant is outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the number of Warrant Shares purchasable upon exercise of the Warrant and the Warrant Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Warrantholder thereafter exercising the Warrant shall be entitled to receive the number of shares of Common Stock or other capital stock which the Warrantholder would have received if the Warrant had been exercised immediately prior to such event upon payment of a Warrant Price that has been adjusted to reflect a fair allocation of the economics of such event to the Warrantholder. Such adjustments shall be made successively whenever any event listed above shall occur.

(c) If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby each Warrantholder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the Warrant Shares immediately theretofore issuable upon exercise of the Warrant, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of Warrant Shares equal to the number of Warrant Shares immediately theretofore issuable upon exercise of the Warrant, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of each Warrantholder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Warrant Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise hereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Warrantholder, at the last address of the Warrantholder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Warrantholder may be entitled to purchase, and the other obligations under this Warrant. The provisions of this subsection (c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions. Notwithstanding the provisions of the subsection (c), in the event that holders of Common Stock receive only cash for their shares of Common Stock as a result of any such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, not later than one business day after the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, the Warrantholder shall be entitled to receive in full satisfaction of its rights under this Warrant an amount in cash (the “Spread”) equal to (x) the difference between (A) the per share cash to be received by holders of Common Stock in connection with such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition and (B) the Warrant Price in effect immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, multiplied by (y) the number of shares of Common Stock for which this Warrant is exercisable immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition. Upon payment in full of the Spread to the Warrantholder as provided above, this Warrant shall expire and be of no further force and effect. In the event that the Spread is not a positive number, no amount shall be payable to the Warrantholder as a result of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, and this Warrant shall expire and be of no further force and effect as of the effective date of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition.

(d) In case the Company shall fix a record date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 8(b)), or subscription rights or warrants, the Warrant Price to be in effect after such record date shall be determined by multiplying the Warrant Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price per share of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Company’s Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price per share of Common Stock immediately prior to such payment date.

(e) An adjustment to the Warrant Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(f) In the event that, as a result of an adjustment made pursuant to this Section 8, the Warrantholder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon exercise of this Warrant shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Warrant.

Section 9. Fractional Interest. The Company shall not be required to issue fractions of Warrant Shares upon the exercise of this Warrant. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 9, be deliverable upon such exercise, the Company, in lieu of delivering such fractional share, shall pay to the exercising Warrantholder an amount in cash equal to the Market Price of such fractional share of Common Stock on the date of exercise.

Section 10. Benefits. Nothing in this Warrant shall be construed to give any person, firm or corporation (other than the Company and the Warrantholder) any legal or equitable right, remedy or claim, it being agreed that this Warrant shall be for the sole and exclusive benefit of the Company and the Warrantholder.

Section 11. Notices to Warrantholder. Upon the happening of any event requiring an adjustment of the Warrant Price, the Company shall promptly give written notice thereof to the Warrantholder at the address appearing in the records of the Company, stating the adjusted Warrant Price and the adjusted number of Warrant Shares resulting from such event and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice to the Warrantholder or any defect therein shall not affect the legality or validity of the subject adjustment.

Section 12. Identity of Transfer Agent. The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company. Upon the appointment of any subsequent transfer agent for the Common Stock or other shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrant, the Company will mail to the Warrantholder a statement setting forth the name and address of such transfer agent.

Section 13. Notices. Unless otherwise provided, any notice required or permitted under this Warrant shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by telex or facsimile, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three (3) days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one (1) business day after delivery to such carrier. All notices shall be addressed as follows: if to the Warrantholder, at its address as set forth in the Company’s books and records and, if to the Company, at the address as follows, or at such other address as the Warrantholder or the Company may designate by ten (10) days’ advance written notice to the other:

If to the Company:

Caprius, Inc.
One University Plaza
Hackensack, NJ 07601
Attention: George Aaron, President
Fax: (201) 342-0991

With a copy to:

Thelen Reid & Priest LLP
875 Third Avenue
New York, NY 10022
Attention: Bruce A. Rich, Esq.
Fax: (212) 603-2001

Section 14. Registration Rights. The initial Warrantholder is entitled to the benefit of certain registration rights with respect to the shares of Common Stock issuable upon the exercise of this Warrant as provided in the Registration Rights Agreement entered into in connection with the closing of the Purchase Agreement, and any subsequent Warrantholder may be entitled to such rights.

Section 15. Successors. All the covenants and provisions hereof by or for the benefit of the Warrantholder shall bind and inure to the benefit of its respective successors and assigns hereunder.

Section 16. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Warrant shall be governed by, and construed in accordance with, the internal laws of the State of New York, without reference to the choice of law provisions thereof. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Warrant and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Warrant. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Warrant, the Warrantholder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE COMPANY AND, BY ITS ACCEPTANCE HEREOF, THE WARRANTHOLDER HEREBY WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS WARRANT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 17. No Rights as Stockholder. Prior to the exercise of this Warrant in accordance with Section 3 hereof, the Warrantholder shall not have or exercise any rights as a stockholder of the Company by virtue of its ownership of this Warrant.

Section 18. Amendment; Waiver; Reduction of Warrant Price. Any term of this Warrant may be amended or waived (including the adjustment provisions included in Section 8 of this Warrant) upon the written consent of the Company and the holders of Series B Warrants representing at least 66% of the number of shares of Common Stock then subject to all outstanding Series B Warrants, which consent shall be binding on all holders of Series B Warrants; provided that (x) any such amendment or waiver must apply to all Series B Warrants; and (y) the number of Warrant Shares subject to this Warrant, the Warrant Price and the Expiration Date may not be amended, and the right to exercise this Warrant may not be altered or waived, without the written consent of the Warrantholder. Notwithstanding the proviso in the immediately preceding sentence, to the extent permitted by applicable law, the Company from time to time may unilaterally reduce the Warrant Price by any amount so long as (i) the period during which such reduction is in effect is at least twenty (20) days, (ii) the reduction is irrevocable during such period and (iii) the Company's Board of Directors shall have made a determination that such reduction would be in the best interests of the Company. Whenever the Warrant Price is reduced pursuant to the preceding sentence, the Company shall mail or cause to be mailed to the Warrantholder a notice of the reduction at least five (5) days prior to the date the reduced Warrant Price is to take effect, which notice shall state the reduced Warrant Price and the period during which it will be in effect.

Section 19. Section Headings. The section headings in this Warrant are for the convenience of the Company and the Warrantholder and in no way alter, modify, amend, limit or restrict the provisions hereof.

IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed, as of the __th day of February, 2006.

CAPRIUS, INC.

By:	/s/ Jonathan Joels
Name: Jonathan Joels
Title: Chief Financial Officer

APPENDIX A
CAPRIUS, INC.
WARRANT EXERCISE FORM

To Caprius, Inc.:

The undersigned hereby irrevocably elects to exercise the right of purchase represented by the within Warrant (“Warrant”) for, and to purchase thereunder by the payment of the Warrant Price and surrender of the Warrant, _______________ shares of Common Stock (“Warrant Shares”) provided for therein, and requests that certificates for the Warrant Shares be issued as follows:

_______________________________
Name
________________________________
Address
________________________________
________________________________
Federal Tax ID or Social Security No.

and delivered by         (certified mail to the above address, or
(electronically           (provide                              DWAC
Instructions:___________________), or
(other         (specify):
__________________________________________).

and, if the number of Warrant Shares shall not be all the Warrant Shares purchasable upon exercise of the Warrant, that a new Warrant for the balance of the Warrant Shares purchasable upon exercise of this Warrant be registered in the name of the undersigned Warrantholder or the undersigned’s Assignee as below indicated and delivered to the address stated below.

Dated: ___________________, ____

Signature:
Note: The signature must correspond with
the name of the Warrantholder as written
on the first page of the Warrant in every
particular, without alteration or enlargement	Name (please print)
or any change whatever, unless the Warrant
has been assigned.

Address

Federal Tax Identification or
Social Security No.
Assignee:

APPENDIX B
CAPRIUS, INC.
NET ISSUE ELECTION NOTICE

To: Caprius, Inc.

Date:[_________________________]

The undersigned hereby elects under Section 3(b) of this Warrant to surrender the right to purchase [____________] shares of Common Stock pursuant to this Warrant and hereby requests the issuance of [_____________] shares of Common Stock. The certificate(s) for the shares issuable upon such net issue election shall be issued in the name of the undersigned or as otherwise indicated below.

Signature

Name for Registration

Mailing Address